EXHIBIT 4.38

AMENDMENT NO. 2 TO SERIES 2009-1 NOTE PURCHASE AGREEMENT

THIS AMENDMENT NO. 2, dated as of February 16, 2010 (the “Amendment”), to the Agreement (as defined below), is entered into by TAL Advantage III LLC, a Delaware limited liability company (the “Issuer”), Wachovia Bank N.A., as a Purchaser and Control Party for Series 2009-1 (“WBNA”), and Wells Fargo Securities, LLC, as a Deal Agent for WBNA (in such capacity, a “Deal Agent”).

WITNESSETH:

WHEREAS, the Issuer has previously entered into the SERIES 2009-1 NOTE PURCHASE AGREEMENT, dated as of October 23, 2009 (as amended, supplemented and otherwise modified from time to time, the “Agreement”), with the Purchasers and Deal Agents named therein; and

WHEREAS, the parties hereto desire to amend the Agreement in order to (A) increase the Purchase Limit of WBNA from One Hundred Million Dollars ($100,000,000) to One Hundred Fifty Million Dollars ($150,000,000) and (B) amend Section 2.3(c) of the Agreement to permit the Issuer, upon the terms and conditions described therein, to increase the aggregate Series 2009-1 Note Existing Commitments by an amount not to exceed One Hundred Forty- Five Million Dollars ($145,000,000);

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1.               Defined Terms.  Unless otherwise amended by the terms of this Amendment, capitalized terms used in this Amendment shall have the meanings assigned in the Agreement.

SECTION 2.               Amendments to Agreement.

(a)                               Section 2.3(c) of the Agreement is hereby amended and restated as follows:

“              (c)           The Issuer may, by means of a letter delivered to Administrative Agent and the Indenture Trustee on not more than five (5) occasions prior to the Conversion Date, request that the aggregate Series 2009-1 Note Existing Commitments be increased by an aggregate amount not to exceed One Hundred Forty-Five Million Dollars ($145,000,000), by issuing additional Series 2009-1 Notes to one or more commercial banks, finance companies or other Persons (each an “Additional Series 2009-1 Noteholder”) with a Series 2009-1 Note Existing Commitment in an amount agreed to by any such Additional Series 2009-1 Noteholder.”

(b)                               Schedule 2 to the Agreement is hereby amended and restated as Schedule 2 attached to this Amendment.

SECTION 3.               Representations and Warranties.  The Issuer hereby confirms that each of the representations and warranties set forth in Section 4.1 of the Agreement is true and correct as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates.

SECTION 4.               Effectiveness.

(a)           Except as expressly amended by the terms of this Amendment, all terms and conditions of the Agreement, as amended, shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.

(b)           This Amendment shall be effective upon execution and delivery hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c)           After the execution and delivery hereof by the parties hereto, (i) this Amendment shall be a part of the Agreement, and (ii) each reference in the Agreement to “this Agreement” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Agreement shall mean and be a reference to the Agreement as amended or modified hereby.

(d)           Each party hereto agrees and acknowledges that this Amendment constitutes a “Transaction Document” under the Indenture.

SECTION 5.               Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts (which may include facsimile or PDF file), each of which shall be executed by the Issuer, the Deal Agents, the Purchasers and the Control Party, and be deemed an original and all of which shall constitute together but one and the same agreement.

SECTION 6.               Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW).

SECTION 7.               Consent to Jurisdiction.  The parties hereto hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Amendment, any rights or obligations hereunder, or the performance of such rights and obligations.

SECTION 8.               Entire Agreement.  This Amendment constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE ISSUER:	TAL ADVANTAGE III LLC

By:
Name:
Title:

Amendment No. 1 to Note Purchase Agreement

WACHOVIA BANK, N.A., as a Purchaser and as the Control Party for Series 2009-1

Series 2009-1 Note Commitment: $150,000,000

By:

Name:
Title:

Amendment No. 1 to Note Purchase Agreement

WELLS FARGO SECURITIES, LLC, as a Deal Agent

By:
Name:
Title:

Amendment No. 1 to Note Purchase Agreement

SCHEDULE 2

PURCHASE LIMITS

Purchaser	Purchase Limit

Wachovia Bank, National Association	$150,000,000